Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
AngioDynamics, Inc.	Lippert/Heilshorn & Associates, Inc.

Joe Gerardi                                                                            Kim Sutton Golodetz (kgolodetz@lhai.com)

(800) 772-6446 x115 www.angiodynamics.com	(212) 838-3777 Bruce Voss (bvoss@lhai.com) (310) 691-7100

ANGIODYNAMICS FISCAL FOURTH QUARTER OPERATING PROFIT UP 31% ON 23% INCREASE IN NET SALES

FISCAL YEAR 2005 NET SALES TOP A RECORD $60 MILLION;

NET INCOME RISES 45%

Company to provide fiscal 2006 financial guidance

Conference call to begin today at 8:30 a.m. ET

QUEENSBURY, N.Y. (July 22, 2005) – AngioDynamics, Inc. (Nasdaq: ANGO) today announced financial results for the 13 and 52 weeks ended May 28, 2005.

Highlights of the fourth quarter of fiscal year 2005 (March through May) and recent weeks include:

•	Net sales up 23% to $17.3 million, compared with the fiscal 2004 fourth quarter
•	Gross margin up 300 basis points to 56.3%
•	Operating profit up 31% to $2.5 million
•	Market release of TOTAL ABSCESSION™ general drainage catheter
•	Favorable Markman ruling in Diomed litigation
•	Company added to Russell 3000 and Russell Microcap Indices
•	AngioDynamics named one of BusinessWeek’s Top 100 Growth Companies

Net sales for the fourth quarter of fiscal 2005 were $17.3 million, an increase of 23% over net sales of $14.1 million for the fourth quarter of fiscal 2004. The increase reflects strong growth from most of the Company’s product lines. Sales of Vascular Access products grew 150%, with the Morpheus™ CT PICC, a new product introduced in fiscal 2005, accounting for most of the gains in this line. VenaCure™ product sales were up 33% over the 2004 quarter, while hemodialysis products and angiographic products grew 15% and 12%, respectively.

Gross profit increased 30% to $9.8 million for the fiscal 2005 fourth quarter from $7.5 million for the prior-year fourth quarter, and gross margin rose to 56.3% from 53.3%, a 300 basis point increase. This gross margin improvement is largely due to a product mix weighted more heavily toward higher margin disposable products, lower raw material costs and modest price increases implemented late in fiscal 2004 and early in fiscal 2005.

Operating profit for the 13 weeks ended May 28, 2005 increased to $2.5 million, from $1.9 million for the prior-year fourth quarter, a gain of 31%.

Net income for the fourth quarter of fiscal 2005 was $1.7 million, or $0.13 per diluted share, compared with net income of $1.5 million, or $0.15 per diluted share, for the fiscal 2004 fourth quarter. The Company’s effective income tax rate for the fiscal 2005 fourth quarter was 36%, compared with a tax rate of only 14% in the prior-year period when the Company realized a tax benefit from the utilization of capital loss carryforwards by its former parent, E-Z-EM (Nasdaq: EZEM).

Eamonn P. Hobbs, President and CEO of AngioDynamics, commented, “This quarter marked the completion of another great year at AngioDynamics and our first year as a publicly traded company. The continued sales and unit growth of the product lines on which we have particularly focused our sales support, such as the VenaCure procedure kits, and acceptance of our new products, such as the Morpheus PICC line, provide tangible evidence of our commitment to innovation and the high level of performance from our staff. Our financial performance, including gross margin improvement, is a strong testament to how well all aspects of our business are running.”

Hobbs continued, “On a more specific note about the fourth quarter, I’d like to point out that we were successful in our strategy to refocus certain sales initiatives and leverage the flexibility of our sales force. In the fiscal 2005 third quarter, we channeled resources to establish our new Morpheus CT PICC in the marketplace with great success. In the fourth quarter, we refocused our sales attention back to VenaCure. Our fourth quarter results reflect how well this approach worked as Morpheus growth remained on track while VenaCure sales increased significantly, as did its market share.”

For the 52 weeks ended May 28, 2005, net sales were $60.3 million, up 23% from net sales of $49.1 million for fiscal 2004. Gross margin for fiscal 2005 was 55.4%, representing an increase over the prior year of 280 basis points. The margin improvement is due to a product mix weighted towards higher margin disposable products, lower material costs, manufacturing efficiencies and modest price increases implemented late in fiscal 2004 and early in fiscal 2005.

Net income for fiscal 2005 increased 45% to $4.5 million, or $0.37 per diluted share, from $3.1 million, or $0.32 per diluted share, for fiscal 2004. The Company’s effective income tax rate for fiscal 2005 was 40%, compared with 28% for fiscal 2004, the increase again due to the use of capital loss carryforwards in 2004. The improvement in EPS from fiscal 2004 was partially offset by an increase in weighted average shares outstanding.

AngioDynamics had cash, and investments totaling $27.1 million as of May 28, 2005, compared with $2.5 million as of May 29, 2004. The increase is due primarily to the receipt, in June 2004, of proceeds from the Company’s initial public offering, and the Company’s positive operating cash flow during fiscal 2005.

Fiscal Year 2006 Financial Guidance

Regarding financial guidance for fiscal 2006, Mr. Hobbs said, “We expect net sales growth to exceed 20% compared with fiscal 2005, to approximately $72 million. Year-over-year net income growth is expected to exceed 27%, to $5.8 million, which includes the anticipated impact of one-time charges totaling $366,000, net of income taxes, to be incurred in conjunction with our requirement to comply with Section 404 of the Sarbanes-Oxley Act by May 2006. Without the effect of these expenses, net income would be expected to reach $6.1 million, or 35% net income growth from fiscal 2005. R&D and SG&A expenses should continue to top out at approximately 8% and 36% of net sales, respectively. Our plans also call for the continued growth of our sales force. We expect to have about 70 dedicated sales reps in the field over the next 30 months, up from 46 currently. Gross margins have increased nicely according to our plans, and we see gross margins increasing in fiscal 2006 by approximately 200 basis points, continuing on our goal to achieve gross margins in the low-to-mid 60% range.

Conference Call

AngioDynamics management will host a conference call to discuss this announcement today, July 22, 2005, beginning at 8:30 a.m. Eastern Time. To participate in the call, please dial (877) 815-7177 from the U.S., or (706) 634-1250 from outside the U.S.

A telephone replay of the call will be available from 9:30 a.m. Eastern Time on July 22, 2005 through 11:59 p.m. Eastern Time on July 26th by dialing (888) 642-1687 from the U.S., or (706) 645-9291 from outside the U.S., and entering reservation number 7945957.

In addition, individuals may listen to the call on the Internet by visiting the investor relations portion of the Company’s Web site at. www.angiodynamics.com. A recording of the conference call will be archived there for 12 months.

About AngioDynamics

AngioDynamics, Inc. (www.angiodynamics.com) is a leading provider of innovative medical devices used by interventional radiologists, vascular surgeons and other physicians for the minimally invasive diagnosis and treatment of peripheral vascular disease. AngioDynamics, Inc. designs, develops, manufactures and markets a broad line of therapeutic and diagnostic devices that enable interventional physicians, such as interventional radiologists, vascular surgeons and others, to treat peripheral vascular diseases and other non-coronary diseases. The Company’s diverse product line includes angiographic catheters, hemodialysis catheters, endovascular laser venous system products, PTA dilation balloon catheters, image-guided vascular access products, thrombolytic products and drainage products.

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company’s expectations. In addition to the matters described above, the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from Group Purchasing Organizations, competition, including alternative procedures which continue to replace traditional fluoroscopic procedures, as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Form 10-Q for the quarter ended February 26, 2005, and its Annual Report on Form 10-K for the year ended May 29, 2004, may affect the actual results achieved by the Company.

(Tables to follow)

AngioDynamics, Inc. and Subsidiary

CONSOLIDATED INCOME STATEMENT HIGHLIGHTS

(in thousands, except shares and per share data)

	Thirteen weeks ended		Fifty-two weeks ended
	May 28, 2005	May 29, 2004	May 28, 2005	May 29, 2004

	(unaudited)
Net sales	$17,332	$14,119	$60,289	$49,055
Cost of goods sold	7,576	6,599	26,912	23,254

Gross profit	9,756	7,520	33,377	25,801

Gross margin %	56.3%	53.3%	55.4%	52.6%

Operating expenses
Selling and administrative	5,945	4,650	21,080	17,127
Research and development	1,294	954	4,570	3,551

Total operating expenses	7,239	5,604	25,650	20,678

Operating profit	2,517	1,916	7,727	5,123

Other income (expense), net	98	(121)	(109)	(742)

Income before income tax provision	2,615	1,795	7,618	4,381
Income tax provision	948	249	3,069	1,238

NET INCOME	$1,667	$1,546	$4,549	$3,143

Earnings per common share
Basic	$.14	$.17	$.39	$.34

Diluted	$.13	$.15	$.37	$.32

Weighted Average Common Shares
Basic	11,863,823	9,200,000	11,571,317	9,216,027
Diluted	12,672,346	10,107,296	12,328,783	9,838,168

AngioDynamics, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEET HIGHLIGHTS

(in thousands)

Assets	May 28, 2005	May 29, 2004

Current Assets
Cash and Cash Equivalents	$14,498	$1,747
Marketable Securities	12,601	737
Restricted Cash		101
Accounts Receivable, net	9,929	7,945
Stock subscription receivable		19,949
Inventories	10,264	8,545
Deferred income taxes	736	681
Other current assets	1,679	670

Total current assets	49,707	40,375

Property, Plant & Equipment – at cost, net	8,528	7,343
Other Non-Current Assets	1,437	2,008

Total Assets	$59,672	$49,726

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities	$7,627	$9,394
Long-term Debt	2,935	3,100
Stockholders’ Equity	49,110	37,232

Total Liabilities and Stockholders’Equity	$59,672	$49,726

PRS 05 011 Rev. 01